SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

(Amendment No. 6)

Information to be Included in Statements Filed Pursuant to § 240.13d-1(b), (c)

and (d) and Amendments Thereto Filed Pursuant to § 240.13d-2.

Under the Securities Exchange Act of 1934

SandRidge Energy, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

80007P307

(CUSIP Number)

December 31, 2014

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) V. PREM WATSA

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CANADIAN

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 277,000

	6	Shared Voting Power 62,274,644

	7	Sole Dispositive Power 277,000

	8	Shared Dispositive Power 62,274,644

9	Aggregate Amount Beneficially Owned by Each Reporting Person 62,551,644

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 12.5%

12	Type of Reporting Person IN

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 1109519 ONTARIO LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization ONTARIO, CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 62,274,644

	7	Sole Dispositive Power

	8	Shared Dispositive Power 62,274,644

9	Aggregate Amount Beneficially Owned by Each Reporting Person 62,274,644

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 12.5%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE SIXTY TWO INVESTMENT COMPANY LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization BRITISH COLUMBIA, CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 62,274,644

	7	Sole Dispositive Power

	8	Shared Dispositive Power 62,274,644

9	Aggregate Amount Beneficially Owned by Each Reporting Person 62,274,644

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 12.5%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 810679 ONTARIO LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization ONTARIO, CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 62,274,644

	7	Sole Dispositive Power

	8	Shared Dispositive Power 62,274,644

9	Aggregate Amount Beneficially Owned by Each Reporting Person 62,274,644

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 12.5%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX FINANCIAL HOLDINGS LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 62,274,644

	7	Sole Dispositive Power

	8	Shared Dispositive Power 62,274,644

9	Aggregate Amount Beneficially Owned by Each Reporting Person 62,274,644

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 12.5%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FFHL GROUP LTD.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 55,487,825

	7	Sole Dispositive Power

	8	Shared Dispositive Power 55,487,825

9	Aggregate Amount Beneficially Owned by Each Reporting Person 55,487,825

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 11.1%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX (US) INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 48,914,923

	7	Sole Dispositive Power

	8	Shared Dispositive Power 48,914,923

9	Aggregate Amount Beneficially Owned by Each Reporting Person 48,914,923

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 9.9%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY US HOLDINGS INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 33,315,285

	7	Sole Dispositive Power

	8	Shared Dispositive Power 33,315,285

9	Aggregate Amount Beneficially Owned by Each Reporting Person 33,315,285

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 6.7%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY RE HOLDINGS CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 33,315,285

	7	Sole Dispositive Power

	8	Shared Dispositive Power 33,315,285

9	Aggregate Amount Beneficially Owned by Each Reporting Person 33,315,285

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 6.7%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY REINSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CONNECTICUT

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 29,077,997

	7	Sole Dispositive Power

	8	Shared Dispositive Power 29,077,997

9	Aggregate Amount Beneficially Owned by Each Reporting Person 29,077,997

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 5.9%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NEWLINE HOLDINGS UK LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 2,249,488

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,249,488

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,249,488

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.5%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NEWLINE INSURANCE COMPANY LTD.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 306,748

	7	Sole Dispositive Power

	8	Shared Dispositive Power 306,748

9	Aggregate Amount Beneficially Owned by Each Reporting Person 306,748

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NEWLINE CORPORATE NAME LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 1,942,740

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,942,740

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,942,740

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.4%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) HUDSON INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 1,064,587

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,064,587

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,064,587

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.2%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) HUDSON SPECIALTY INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization NEW YORK

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 297,036

	7	Sole Dispositive Power

	8	Shared Dispositive Power 297,036

9	Aggregate Amount Beneficially Owned by Each Reporting Person 297,036

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) TIG HOLDINGS, INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 3,424,031

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,424,031

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,424,031

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.7%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) TIG INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 3,424,031

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,424,031

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,424,031

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.7%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRMONT SPECIALTY GROUP INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 222,985

	7	Sole Dispositive Power

	8	Shared Dispositive Power 222,985

9	Aggregate Amount Beneficially Owned by Each Reporting Person 222,985

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRMONT PREMIER INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 222,985

	7	Sole Dispositive Power

	8	Shared Dispositive Power 222,985

9	Aggregate Amount Beneficially Owned by Each Reporting Person 222,985

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRMONT SPECIALTY INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 173,319

	7	Sole Dispositive Power

	8	Shared Dispositive Power 173,319

9	Aggregate Amount Beneficially Owned by Each Reporting Person 173,319

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRMONT INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 19,182

	7	Sole Dispositive Power

	8	Shared Dispositive Power 19,182

9	Aggregate Amount Beneficially Owned by Each Reporting Person 19,182

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) CLEARWATER INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 3,731,179

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,731,179

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,731,179

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.8%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ZENITH NATIONAL INSURANCE CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 2,500,000

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,500,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,500,000

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.5%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ZENITH INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 2,500,000

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,500,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,500,000

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.5%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) CRUM & FORSTER HOLDINGS CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 4,046,859

	7	Sole Dispositive Power

	8	Shared Dispositive Power 4,046,859

9	Aggregate Amount Beneficially Owned by Each Reporting Person 4,046,859

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.8%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) UNITED STATES FIRE INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 3,978,696

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,978,696

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,978,696

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.8%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE NORTH RIVER INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization NEW JERSEY

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 68,163

	7	Sole Dispositive Power

	8	Shared Dispositive Power 68,163

9	Aggregate Amount Beneficially Owned by Each Reporting Person 68,163

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX (BARBADOS) INTERNATIONAL CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization BARBADOS

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 1,394,576

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,394,576

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,394,576

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.3%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX ASIA LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization BARBADOS

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 1,350,390

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,350,390

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,350,390

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.3%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FIRST CAPITAL INSURANCE LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization SINGAPORE

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 1,067,083

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,067,083

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,067,083

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.2%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FALCON INSURANCE COMPANY (HONG KONG) LTD.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization HONG KONG

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 283,307

	7	Sole Dispositive Power

	8	Shared Dispositive Power 283,307

9	Aggregate Amount Beneficially Owned by Each Reporting Person 283,307

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ADVENT CAPITAL (HOLDINGS) LTD.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 3,425,273

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,425,273

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,425,273

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.7%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ADVENT CAPITAL (NO. 3) LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 3,425,273

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,425,273

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,425,273

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.7%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) STONEBRIDGE HOLDING S.À.R.L.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization LUXEMBOURG

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 3,643,500

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,643,500

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,643,500

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.8%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) STONEBRIDGE RE S.A.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization LUXEMBOURG

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 3,643,500

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,643,500

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,643,500

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.8%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX LUXEMBOURG HOLDINGS S.À.R.L.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization LUXEMBOURG

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 3,643,500

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,643,500

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,643,500

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.8%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) RIVERSTONE HOLDINGS LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 3,643,500

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,643,500

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,643,500

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.8%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) RIVERSTONE INSURANCE LTD.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 3,643,500

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,643,500

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,643,500

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.8%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 1823671 ONTARIO LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization ONTARIO

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 842,871

	7	Sole Dispositive Power

	8	Shared Dispositive Power 842,871

9	Aggregate Amount Beneficially Owned by Each Reporting Person 842,871

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.2%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NORTHBRIDGE SHARE OPTION 1 CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization ONTARIO

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 35,932

	7	Sole Dispositive Power

	8	Shared Dispositive Power 35,932

9	Aggregate Amount Beneficially Owned by Each Reporting Person 35,932

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 1874617 ONTARIO LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization ONTARIO

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 1,196,036

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,196,036

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,196,036

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.2%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 1874616 ONTARIO LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization ONTARIO

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 459,935

	7	Sole Dispositive Power

	8	Shared Dispositive Power 459,935

9	Aggregate Amount Beneficially Owned by Each Reporting Person 459,935

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NORTHBRIDGE FINANCIAL CORPORATION

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization ONTARIO

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 5,133,200

	7	Sole Dispositive Power

	8	Shared Dispositive Power 5,133,200

9	Aggregate Amount Beneficially Owned by Each Reporting Person 5,133,200

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 1.1%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NORTHBRIDGE COMMERCIAL INSURANCE CORPORATION

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 544,000

	7	Sole Dispositive Power

	8	Shared Dispositive Power 544,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 544,000

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FEDERATED INSURANCE COMPANY OF CANADA

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 781,000

	7	Sole Dispositive Power

	8	Shared Dispositive Power 781,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 781,000

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.2%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NORTHBRIDGE GENERAL INSURANCE CORPORATION

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 3,808,200

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,808,200

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,808,200

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.8%

12	Type of Reporting Person CO

Item 1.(a)	Name of Issuer: SandRidge Energy, Inc.
Item 1.(b)	Address of Issuer’s Principal Executive Offices: 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma, 73102

Item 2.(a)

Name of Person Filing:
This statement is being jointly filed by the following persons (collectively, the “Reporting Persons”):

1.              V. Prem Watsa, an individual;

2.              1109519 Ontario Limited (“1109519”), a corporation incorporated under the laws of Ontario;

3.              The Sixty Two Investment Company Limited (“Sixty Two”), a corporation incorporated under the laws of British Columbia;

4.              810679 Ontario Limited (“810679”), a corporation incorporated under the laws of Ontario;

5.              Fairfax Financial Holdings Limited (“Fairfax”), a corporation incorporated under the laws of Canada;

6.              FFHL Group Ltd. (“FFHL”), a corporation incorporated under the laws of Canada;

7.              Fairfax (US) Inc. (“Fairfax US”), a corporation incorporated under the laws of Delaware;

8.              Odyssey US Holdings Inc. (“Odyssey US”), a corporation incorporated under the laws of Delaware;

9.              Odyssey Re Holdings Corp. (“Odyssey Re”), a corporation incorporated under the laws of Delaware;

10.       Odyssey Reinsurance Company (“Odyssey”), a corporation incorporated under the laws of Connecticut;

11.       Newline Holdings UK Limited (“Newline UK”), a company incorporated under the laws of England and Wales;

12.       Newline Insurance Company Limited (“Newline”), a company incorporated under the laws of England and Wales;

13.       Newline Corporate Name Limited (“Newline Corporate”), a company incorporated under the laws of England and Wales;

14.       Hudson Insurance Company (“Hudson”), a corporation incorporated under the laws of Delaware;

15.       Hudson Specialty Insurance Company (“HSIC”), a corporation incorporated under the laws of New York;

16.       TIG Holdings, Inc. (“TIGH”), a corporation incorporated under the laws of Delaware;

17.       TIG Insurance Company (“TIG”), a corporation incorporated under the laws of California;

18.       Fairmont Specialty Group Inc. (“FSG”), a corporation incorporated under the laws of Delaware;

19.       Fairmont Premier Insurance Company (“FPIC”), a corporation incorporated under the laws of California;

20.       Fairmont Specialty Insurance Company (“Fairmont”), a corporation incorporated under the laws of California;

21.       Fairmont Insurance Company (“FIC”), a corporation incorporated under the laws of California;

22.       Clearwater Insurance Company (“Clearwater”), a corporation incorporated under the laws of Delaware;

23.       Zenith National Insurance Corp. (“ZNIC”), a corporation incorporated under the laws of Delaware;

24.       Zenith Insurance Company (“Zenith”), a corporation incorporated under the laws of California;

25.       Crum & Forster Holdings Corp. (“Crum & Forster”), a corporation incorporated under the laws of Delaware;

26.       United States Fire Insurance Company (“US Fire”), a corporation incorporated under the laws of Delaware;

27.       The North River Insurance Company (“North River”), a corporation incorporated under the laws of New Jersey;

28.       Fairfax (Barbados) International Corp. (“FBIC”), a corporation established under the laws of Barbados;

29.       Fairfax Asia Limited (“Fairfax Asia”), a corporation established under the laws of Barbados;

30.       First Capital Insurance Limited (“First Capital”), a company incorporated under the laws of Singapore;

31.       Falcon Insurance Company (Hong Kong) Ltd. (“Falcon”), a company incorporated under the laws of Hong Kong;

32.       Advent Capital (Holdings) Ltd. (“Advent”), a company incorporated under the laws of England and Wales;

33.       Advent Capital (No. 3) Limited (“Advent No. 3”), a company incorporated under the laws of England and Wales;

34.       Stonebridge Holding S.à.r.l. (“Stonebridge”), a private limited liability company established under the laws of Luxembourg;

35.       Stonebridge Re S.A. (“Stonebridge Re”), a public limited company established under the laws of Luxembourg;

36.       Fairfax Luxembourg Holdings S.à.r.l. (“Fairfax Lux”), a private limited liability company established under the laws of Luxembourg;

37.       RiverStone Holdings Limited (“RiverStone Holdings”), a company incorporated under the laws of England and Wales;

38.       RiverStone Insurance Limited (“RiverStone”), a company incorporated under the laws of England and Wales;

39.       1823671 Ontario Limited (“1823671”), a corporation incorporated under the laws of Ontario;

40.       Northbridge Share Option 1 Corp. (“NSOC”), a corporation incorporated under the laws of Ontario;

41.       1874617 Ontario Limited (“1874617”), a corporation incorporated under the laws of Ontario;

42.       1874616 Ontario Limited (“1874616”), a corporation incorporated under the laws of Ontario;

43.       Northbridge Financial Corporation (“NFC”), a corporation incorporated under the laws of Canada;

44.       Northbridge Commercial Insurance Corporation (“NCIC”), a corporation incorporated under the laws of Canada;

45.       Federated Insurance Company of Canada (“Federated”), a corporation incorporated under the laws of Canada; and

46. Northbridge General Insurance Corporation (“NGIC”), a corporation incorporated under the laws of Canada.
Item 2.(b)

Address of Principal Business Office:

The addresses of the Reporting Persons are as follows:

1.              Mr. Watsa’s business address is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

2.              The principal business address and principal office address of 1109519 is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

3.              The principal business address and principal office address of Sixty Two is 1600 Cathedral Place, 925 West Georgia Street, Vancouver, British Columbia V6C 3L3;

4.              The principal business address and principal office address of 810679 is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

5.             The principal business address and principal office address of Fairfax is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

6.              The principal business address and principal office address of FFHL is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7

7.              The principal business address and principal office address of Fairfax US is 2850 Lake Vista Drive, Suite 150, Lewisville, Texas 75067;

8.              The principal business address and principal office address of Odyssey US is 300 First Stamford Place, Stamford, Connecticut 06902;

9.              The principal business address and principal office address of Odyssey Re is 300 First Stamford Place, Stamford, Connecticut 06902;

10.       The principal business address and principal office address of Odyssey is 300 First Stamford Place, Stamford, Connecticut 06902.

11.       The principal business address and principal office address of Newline UK is Suite 5/4, The London Underwriting Centre, 3 Minster Court, Mincing Lane, London EC3R 7DD, England;

12.       The principal business address and principal office address of Newline is Suite 5/4, The London Underwriting Centre, 3 Minster Court, Mincing Lane, London EC3R 7DD, England;

13.       The principal business address and principal office address of Newline Corporate is Suite 5/4, The London Underwriting Centre, 3 Minster Court, Mincing Lane, London EC3R 7DD, England;

14.       The principal business address and principal office address of Hudson is 100 William Street, New York, New York 10038;

15.       The principal business address and principal office address of HSIC is 100 William Street, New York, New York 10038;

16.       The principal business address and principal office address of TIGH is 250 Commercial Street, Suite 5000, Manchester, New Hampshire 03101;

17.       The principal business address and principal office address of TIG is 250 Commercial Street, Suite 5000, Manchester, New Hampshire 03101;

18.       The principal business address and principal office address of FSG is 250 Commercial Street, Suite 5000, Manchester, New Hampshire 03101;

19.       The principal business address and principal office address of FPIC is 250 Commercial Street, Suite 5000, Manchester, New Hampshire 03101;

20.       The principal business address and principal office address of Fairmont is 250 Commercial Street, Suite 5000, Manchester, New Hampshire 03101;

21.       The principal business address and principal office address of FIC is 250 Commercial Street, Suite 5000, Manchester, New Hampshire 03101;

22.       The principal business address and principal office address of Clearwater is 250 Commercial Street, Suite 5000, Manchester, New Hampshire 03101;

23.       The principal business address and principal office address of ZNIC is 21255 Califa Street, Woodland Hills, California 91367-5021;

24.       The principal business address and principal office address of Zenith is 21255 Califa Street, Woodland Hills, California 91367-5021;

25.       The principal business address and principal office address of Crum & Forster is 305 Madison Avenue, Morristown, New Jersey 07962;

26.       The principal business address and principal office address of US Fire is 305 Madison Avenue, Morristown, New Jersey 07962;

27.       The principal business address and principal office address of North River is 305 Madison Avenue, Morristown, New Jersey 07962;

28.       The principal business address and principal office address of FBIC is #12 Pine Commercial, The Pine, St. Michael, Barbados, West Indies BB11103;

29.       The principal business address and principal office address of Fairfax Asia is Worthing Corporate Centre, Worthing, Christ Church, Barbados, West Indies BB15008;

30.       The principal business address and principal office address of First Capital is 6 Raffles Quay, #21-00, Singapore 048580;

31.       The principal business address and principal office address of Falcon is Suites 307-11, 3/F, Citiplaza Four, 12 Taikoo Wan Road, Taikoo Shing, Hong Kong;

32.      The principal business address and principal office address of Advent is 2 Minster Court, Mincing Lane, London EC3R 7BB, England;

33.       The principal business address and principal office address of Advent No. 3 is 2 Minster Court, Mincing Lane, London EC3R 7BB, England;

34.       The principal business address and principal office address of Stonebridge is 20, rue Eugène Ruppert, L-2453 Luxembourg;

35.       The principal business address and principal office address of Stonebridge Re is 20, rue Eugène Ruppert, L-2453 Luxembourg;

36.       The principal business address and principal office address of Fairfax Lux is 5, rue Guillaume Kroll, L-1882 Luxembourg;

37. The principal business address and principal office address of RiverStone Holdings is 161-163 Preston Road, Brighton, East Sussex, BN1 6AU, England;

38.       The principal business address and principal office address of RiverStone is 161-163 Preston Road, Brighton, East Sussex, BN1 6AU, England;

39.       The principal business address and principal office address of 1823671 is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

40.       The principal business address and principal office address of NSOC is 105 Adelaide Street West, 7th Floor, Toronto, Ontario M5H 1P9;

41.       The principal business address and principal office address of 1874617 is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

42.       The principal business address and principal office address of 1874616 is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

43.       The principal business address and principal office address of NFC is 105 Adelaide Street West, 7th Floor, Toronto, Ontario M5H 1P9;

44.       The principal business address and principal office address of NCIC is 55 University Avenue, Suite 1500, Toronto, Ontario M5J 2H7;

45.       The principal business address and principal office address of Federated is 717 Portage Avenue, Winnipeg, Manitoba R3C 3C9; and

46.       The principal business address and principal office address of NGIC is 105 Adelaide Street West, 3rd Floor, Toronto, Ontario M5H 1P9.

Item 2.(c)	Citizenship: V. Prem Watsa is a citizen of Canada.
Item 2.(d)	Title of Class of Securities: Common Stock
Item 2.(e)	CUSIP Number: 80007P307

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	An Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person, in accordance with §240.13d-1(b)(1)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	☐	A non-US institution in accordance with § 240.13d–1(b)(1)(ii)(J);
(k)	☐	Group, in accordance with § 240.13d–1(b)(1)(ii)(K).

Item 4.	Ownership.

Based on the most recent information available, the aggregate number and percentage of the shares of common stock (the “Shares”) of SandRidge Energy, Inc. that are beneficially owned by each of the Reporting Persons is set forth in boxes 9 and 11 of the second part of the cover page to this Schedule 13G/A, and such information is incorporated herein by reference.

The number of Shares as to which each of the Reporting Persons has sole voting power, shared voting power, sole dispositive power and shared dispositive power is set forth in boxes 5, 6, 7 and 8, respectively, on the second part of the cover page to this Schedule 13G/A, and such information is incorporated herein by reference.

Shares reported as beneficially owned include Shares issuable upon conversion of certain convertible securities of SandRidge Energy, Inc.

Neither the filing of this Schedule 13G/A nor the information contained herein shall be deemed to constitute an affirmation by V. Prem Watsa, 1109519, Sixty Two, 810679, Fairfax, FFHL, Fairfax US, Odyssey US, Odyssey Re, Odyssey, Newline UK, Newline, Newline Corporate, Hudson, HSIC, TIGH, TIG, FSG, FPIC, Fairmont, FIC, Clearwater, ZNIC, Zenith, Crum & Forster, US Fire, North River, FBIC, Fairfax Asia, First Capital, Falcon, Advent, Advent No. 3, Stonebridge, Stonebridge Re, Fairfax Lux, RiverStone Holdings, RiverStone, 1823671, NSOC, 1874617, 1874616, NFC, NCIC, Federated or NGIC that such person is the beneficial owner of the Shares referred to herein for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed.

Item 5.	Ownership of Five Percent or Less of a Class.
Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Certain of the Shares beneficially owned by the Reporting Persons are held by subsidiaries and pension plans of Fairfax, which subsidiaries and pension plans have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities. No such interest of a subsidiary or pension plan relates to more than 5% of the class of Shares.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not applicable.

Item 8.	Identification and Classification of Members of the Group.
See attached Exhibit No. 1.

Item 9.	Notice of Dissolution of Group.
Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	V. Prem Watsa

/s/ V. Prem Watsa

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	1109519 Ontario Limited

	By:	/s/ V. Prem Watsa
Name: V. Prem Watsa
Title: President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	The Sixty Two Investment Company Limited

	By:	/s/ V. Prem Watsa
Name: V. Prem Watsa
Title: President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	810679 Ontario Limited

	By:	/s/ V. Prem Watsa
Name: V. Prem Watsa
Title: President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Fairfax Financial Holdings Limited

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	FFHL Group Ltd.

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Fairfax (US) Inc.

	By:	/s/ Dorothy D. Whitaker
Name: Dorothy D. Whitaker
Title: Treasurer, Secretary and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Odyssey US Holdings Inc.

	By:	/s/ Jan Christiansen
Name: Jan Christiansen
Title: Executive Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Odyssey Re Holdings Corp.

	By:	/s/ Jan Christiansen
Name: Jan Christiansen
Title: Executive Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Odyssey Reinsurance Company

	By:	/s/ Kirk M. Reische
Name: Kirk M. Reische
Title: Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Newline Holdings UK Limited

	By:	/s/ J. Richard F. Micklem
Name: J. Richard F. Micklem
Title: Chief Operating Officer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Newline Insurance Company Limited

	By:	/s/ J. Richard F. Micklem
Name: J. Richard F. Micklem
Title: Chief Operating Officer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Newline Corporate Name Limited

	By:	/s/ J. Richard F. Micklem
Name: J. Richard F. Micklem
Title: Chief Operating Officer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Hudson Insurance Company

	By:	/s/ Kirk M. Reische
Name: Kirk M. Reische
Title: Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Hudson Specialty Insurance Company

	By:	/s/ Kirk M. Reische
Name: Kirk M. Reische
Title: Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	TIG Holdings, Inc.

	By:	/s/ Dorothy D. Whitaker
Name: Dorothy D. Whitaker
Title: Chairman, President and Secretary

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	TIG Insurance Company

	By:	/s/ John J. Bator
Name: John J. Bator
Title: Senior Vice President, Chief Financial Officer, Treasurer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Fairmont Specialty Group Inc.

	By:	/s/ John J. Bator
Name: John J. Bator
Title: Senior Vice President, Chief Financial Officer, Treasurer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Fairmont Premier Insurance Company

	By:	/s/ John J. Bator
Name: John J. Bator
Title: Senior Vice President, Chief Financial Officer, Treasurer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Fairmont Specialty Insurance Company

	By:	/s/ John J. Bator
Name: John J. Bator
Title: Senior Vice President, Chief Financial Officer, Treasurer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Fairmont Insurance Company

	By:	/s/ John J. Bator
Name: John J. Bator
Title: Senior Vice President, Chief Financial Officer, Treasurer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Clearwater Insurance Company

	By:	/s/ John J. Bator
Name: John J. Bator
Title: Senior Vice President, Chief Financial Officer, Treasurer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Zenith National Insurance Corp.

	By:	/s/ Michael Jansen
Name: Michael Jansen
Title: Executive Vice President, General Counsel and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Zenith Insurance Company

	By:	/s/ Michael Jansen
Name: Michael Jansen
Title: Executive Vice President, General Counsel and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Crum & Forster Holdings Corp.

	By:	/s/ Paul W. Bassaline
Name: Paul W. Bassaline
Title: Senior Vice President, Chief Financial Officer, Treasurer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	United States Fire Insurance Company

	By:	/s/ Paul W. Bassaline
Name: Paul W. Bassaline
Title: Senior Vice President, Chief Financial Officer, Treasurer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	The North River Insurance Company

	By:	/s/ Paul W. Bassaline
Name: Paul W. Bassaline
Title: Senior Vice President, Chief Financial Officer, Treasurer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Fairfax (Barbados) International Corp.

	By:	/s/ Ronald Schokking
Name: Ronald Schokking
Title: Chairman

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Fairfax Asia Limited

	By:	/s/ Janice Burke
Name: Janice Burke
Title: Vice President and General Manager

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	First Capital Insurance Limited

	By:	/s/ Ramaswamy Athappan
Name: Ramaswamy Athappan
Title: Chief Executive Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Falcon Insurance Company (Hong Kong) Ltd.

	By:	/s/ Gobinath Arvind Athappan
Name: Gobinath Arvind Athappan
Title: Chief Executive Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Advent Capital (Holdings) Ltd.

	By:	/s/ Neil Ewing
Name: Neil Ewing
Title: Company Secretary

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Advent Capital (No. 3) Limited

	By:	/s/ Neil Ewing
Name: Neil Ewing
Title: Company Secretary

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Stonebridge Holding S.à.r.l.

	By:	/s/ Ronald Schokking
Name: Ronald Schokking
Title: Manager and Chairman

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Stonebridge Re S.A.

	By:	/s/ Ronald Schokking
Name: Ronald Schokking
Title: Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Fairfax Luxembourg Holdings S.à.r.l.

	By:	/s/ Ronald Schokking
Name: Ronald Schokking
Title: Manager and Chairman

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	RiverStone Holdings Limited

	By:	/s/ John J. Bator
Name: John J. Bator
Title: Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	RiverStone Insurance Limited

	By:	/s/ John J. Bator
Name: John J. Bator
Title: Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	1823671 Ontario Limited

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Secretary and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Northbridge Share Option 1 Corp.

	By:	/s/ Craig Pinnock
Name: Craig Pinnock
Title: Treasurer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	1874617 Ontario Limited

	By:	/s/ Ronald Schokking
Name: Ronald Schokking
Title: Vice President and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	1874616 Ontario Limited

	By:	/s/ Ronald Schokking
Name: Ronald Schokking
Title: Vice President and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Northbridge Financial Corporation

	By:	/s/ Craig Pinnock
Name: Craig Pinnock
Title: Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Northbridge Commercial Insurance Corporation

	By:	/s/ Craig Pinnock
Name: Craig Pinnock
Title: Chief Financial Officer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Federated Insurance Company of Canada

	By:	/s/ Craig Pinnock
Name: Craig Pinnock
Title: Chief Financial Officer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Northbridge General Insurance Corporation

	By:	/s/ Craig Pinnock
Name: Craig Pinnock
Title: Chief Financial Officer and Director

Exhibit Index

Exhibit No.	Description

1	Members of filing group.
2

Joint Filing Agreement dated as of February 13, 2015 among V. Prem Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited, 810679 Ontario Limited, Fairfax Financial Holdings Limited, FFHL Group Ltd., Fairfax (US) Inc., Odyssey US Holdings Inc., Odyssey Re Holdings Corp., Odyssey Reinsurance Company, Newline Holdings UK Limited, Newline Insurance Company Limited, Newline Corporate Name Limited, Hudson Insurance Company, Hudson Specialty Insurance Company, TIG Holdings, Inc., TIG Insurance Company, Fairmont Specialty Group Inc., Fairmont Premier Insurance Company, Fairmont Specialty Insurance Company, Fairmont Insurance Company, Clearwater Insurance Company, Zenith National Insurance Corp., Zenith Insurance Company, Crum & Forster Holdings Corp., United States Fire Insurance Company, The North River Insurance Company, Fairfax (Barbados) International Corp., Fairfax Asia Limited, First Capital Insurance Limited, Falcon Insurance Company (Hong Kong) Ltd., Advent Capital (Holdings) Ltd., Advent Capital (No. 3) Limited, Stonebridge Holding S.à.r.l., Stonebridge Re S.A., Fairfax Luxembourg Holdings S.à.r.l., RiverStone Holdings Limited, RiverStone Insurance Limited, 1823671 Ontario Limited, Northbridge Share Option 1 Corp., 1874617 Ontario Limited, 1874616 Ontario Limited, Northbridge Financial Corporation, Northbridge Commercial Insurance Corporation, Federated Insurance Company of Canada and Northbridge General Insurance Corporation.